EXHIBIT 99(h)(6)


                          EXPENSE LIMITATION AGREEMENT


         This Agreement is made by and between Tamarack Funds Trust, a Delaware statutory trust (the "Trust") on behalf of each of its series as listed on Schedule A (each a "Fund" or collectively, "Funds"), Tamarack Distributors Inc. ("Distributor"), and Voyageur Asset Management Inc., a Minnesota corporation ("Voyageur"), effective February 1, 2007.

                                 R E C I T A L S
                                 ---------------

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust and Voyageur have entered into an Investment Advisory Agreement dated April 16, 2004 (the "Advisory Agreement") and Administrative Services Agreement dated April 16, 2004 (the "Administrative Services Agreement") pursuant to which Voyageur provides services to the Trust for compensation based on the value of the average daily net assets of each Fund; and

         WHEREAS, the Trust and Distributor have entered into a Distribution Agreement dated April 16, 2004 (the "Distribution Agreement") pursuant to which the Distributor provides services to the Trust for compensation based on the value of the average daily net assets of each Fund; and

         WHEREAS, the parties have determined that it is appropriate and in the best interests of the Trust and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may otherwise be subject.

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.       Expense Limitation.

         1.1 Fund Operating Expenses; Excess Amount. To the extent that the "Annual Fund Operating Expenses" (within the meaning of Item 3 of Form N-1A) incurred by each Fund in any fiscal year, but excluding brokerage and other investment-related costs, interest, taxes, dues, fees and other charges of governments and their agencies including the cost of qualifying each Fund's shares for sale in any jurisdiction, extraordinary expenses such as litigation (including legal and audit fees and other costs in contemplation of or incident thereto) and indemnification and other expenses not incurred in the ordinary course of each Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit (as defined in Section 1.2 below), Voyageur shall be obligated to reimburse each Fund for such excess amount (the "Excess Amount").

         1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each Fund shall be the amount, expressed as a percentage of the average daily net assets of each Fund, set forth in Schedule A.


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                  (a) For Class A Shares only, the Operating Expense Limit shall include a limit of 0.25% on the amount of the 12b-1 fees payable to the Distributor by the Fund under the applicable Master Distribution Plan and applicable Master Distribution Plan Supplements dated March 10, 2004. This limitation will not be subject to the Section 2. Recoupment of Fee Waivers and Expense Reimbursements of this Agreement.

         1.3. Method of Computation. To determine Voyageur's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a Fund exceed the Operating Expense Limit for the Fund, Voyageur shall remit to the respective Fund an amount that, together with any offset of waived or reduced advisory or administrative services fees, is sufficient to pay that day's Excess Amount. Each Fund may offset amounts owed to the Fund pursuant to this Agreement against the fees payable to Voyageur pursuant to the Advisory Agreement or the Administrative Services Agreement.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the services fees waived or reduced and other payments remitted by Voyageur to the respective Fund with respect to the previous fiscal year shall equal the Excess Amount.


2. Recoupment of Fee Waivers and Expense Reimbursements.

         2.1. Recoupment. If on any day during which this Agreement is in effect, the estimated annualized Fund Operating Expenses of a Fund for that day are less than the Operating Expense Limit, Voyageur shall be entitled to recoup from the Fund the services fees waived or reduced and other payments remitted by Voyageur to the respective Fund pursuant to Section 1 of this Agreement (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that the respective Fund's annualized Fund Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to Voyageur will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped. In no event may any fees waived or expenses reimbursed during the initial two years of this Agreement ever be recouped.

         2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the respective Fund for the prior fiscal year (including any recoupment payments with respect to such fiscal year) do not exceed the Operating Expense Limit.









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3. Term and Termination of Agreement. This Agreement shall continue in effect with respect to each Fund until January 31, 2008. Thereafter, this Agreement may be terminated by either party at any time, without the payment of any penalty. In addition, this Agreement shall automatically terminate upon the termination of the Advisory Agreement or the Administrative Services Agreement, unless such termination occurs in connection with a transfer of a relationship to an affiliate of Voyageur.

4. Notice. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

5. Interpretation; Governing Law. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

6. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties.

7. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of February 1, 2007.

                                             TAMARACK FUNDS TRUST


                                             By:  /s/ Erik Preus
                                                -------------------------------
                                             Name:  Erik Preus
                                             Title: President


                                             VOYAGEUR ASSET MANAGEMENT INC.

                                             By:  /s/ Michael T. Lee
                                                -------------------------------
                                             Name:  Michael T. Lee
                                             Title: President








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                                             TAMARACK DISTRIBUTORS INC.


                                             By:  /s/ Erik Preus
                                                -------------------------------
                                             Name:  Erik Preus
                                             Title: CEO







































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                                   Schedule A
                                   ----------


FUND                                                  OPERATING EXPENSE LIMIT
----                                                  -----------------------


Tamarack Large Cap Growth Fund
         Class A                                               1.25%
         Class C                                               2.00%
         Class I                                               1.00%
         Class R                                               1.50%
         Class S                                               1.00%

Tamarack Small Cap Growth Fund
         Class A                                               1.68%
         Class C                                               2.43%
         Class I                                               1.43%
         Class R                                               1.93%
         Class S                                               1.43%

Tamarack Mid Cap Growth Fund
         Class A                                               1.35%
         Class C                                               2.10%
         Class I                                               1.10%
         Class R                                               1.60%
         Class S                                               1.10%

Tamarack Micro Cap Value Fund
         Class A                                               1.32%
         Class C                                               2.07%
         Class R                                               1.57%
         Class S                                               1.07%

Tamarack Enterprise Fund
         Class A                                               1.33%
         Class C                                               2.08%
         Class I                                               1.08%
         Class R                                               1.58%
         Class S                                               1.08%

Tamarack Enterprise Small Cap Fund
         Class A                                               1.55%
         Class C                                               2.30%
         Class I                                               1.30%
         Class R                                               1.80%
         Class S                                               1.30%


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Tamarack Value Fund
         Class A                                               1.28%
         Class C                                               2.03%
         Class R                                               1.53%
         Class S                                               1.03%

















































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